Exhibit 99.1
COMMUNITY HEALTH SYSTEMS OFFERS TO ACQUIRE TENET HEALTHCARE
FOR $6.00 PER SHARE IN CASH AND STOCK
Combination Would Create Nation’s Largest Hospital Chain
$7.3 Billion Transaction Would Provide 40% Premium to Tenet Shareholders

FRANKLIN, Tenn., December 9, 2010 — Community Health Systems, Inc. (NYSE: CYH) (“CHS”) today announced that it has made an offer to acquire Tenet Healthcare Corporation (NYSE: THC) for $6.00 per share, including $5.00 per share in cash and $1.00 per share in CHS common stock, which represents a premium of 40% over Tenet’s closing stock price today. In addition to receiving a substantial cash premium, Tenet shareholders would share in the upside of the combined company through the stock portion of the consideration.
The total value of the transaction would be approximately $7.3 billion, including $3.3 billion of equity and approximately $4 billion of net debt. The offer was made in a letter to Tenet’s Board of Directors on November 12, 2010, and rejected by Tenet on December 6, 2010. CHS today sent another letter to the Tenet Board (see below).
The combination of CHS and Tenet would be both financially and strategically compelling. The combined company would have approximately $22 billion in pro forma annual revenue and own or operate 176 hospitals in 30 states with a total of 32,830 licensed beds. The acquisition of Tenet is expected to be accretive to CHS’s earnings per share in the first full year after closing, excluding one-time costs.
CHS has a reputation for superior operating performance and a successful track record of integrating acquisitions. CHS believes the complementary fit of the two companies, the geographic proximity of their facilities, and the ability to enhance the operating efficiencies and best practices of a combined organization would enable it to provide even higher quality care for patients and broader and more effective services to the communities it serves.
CHS’s financial advisor is Credit Suisse and its legal advisor is Kirkland & Ellis LLP.
CHS will hold a conference call to discuss this press release on Friday, December 10, 2010, at 9:30 a.m. Central, 10:30 a.m. Eastern time. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call and will continue through January 10, 2011.
Below is the full text of the letter sent today by CHS to Tenet:

December 9, 2010
Board of Directors
Tenet Healthcare Corporation
1445 Ross Avenue
Dallas, Texas 75202
Attention:	Mr. Trevor Fetter President and Chief Executive Officer
Ladies and Gentlemen:
We were surprised and disappointed by your flat rejection of a transaction that would provide a premium of approximately 40% to Tenet Healthcare Corporation shareholders. As you know, Community Health Systems, Inc. (“CHS”) has offered to acquire all of the outstanding shares of Tenet at a price of $6.00 per share ($5.00 in cash and $1.00 in CHS stock). We are convinced this transaction would be very attractive to Tenet shareholders — and we do not understand how you could state in your letter of December 6 that our proposal does not offer “even remotely fair value” to Tenet shareholders.
Given your position, we have concluded it is now appropriate to publicly disclose our proposal. This will allow Tenet shareholders to decide for themselves if they prefer the substantial premium and high degree of certainty offered in this transaction — or would rather continue to accept the significant risk, especially in light of recent operating performance, that Tenet can achieve greater present value for shareholders through execution of its strategic plan in the years ahead.
The combination of CHS and Tenet is both financially and strategically compelling. At $6.00 per share, our proposal provides a 40% premium over Tenet’s closing stock price today which is materially higher than the average premium paid in similar size transactions over the last five years. In addition to receiving a substantial cash premium, Tenet shareholders will share in the upside of the combination through the stock portion of the consideration, which will be based on a fixed exchange ratio. The total value of the transaction would be approximately $7.3 billion.
CHS is the nation’s largest publicly traded hospital company and a leading operator of general acute care hospitals in non-urban and mid-size markets across the country, with a reputation for superior operating performance and a successful track record of acquisitions. The complementary fit of our two companies, the geographic proximity of our facilities, and the ability to enhance the operating efficiencies and best practices of a combined organization would enable us to provide even higher quality care for our patients and broader and more effective services to the communities we serve. For physicians, the breadth and strength of the combined company would offer attractive practice opportunities. With expanded scale and market reach, the combined company would also be well positioned to effectively navigate healthcare reform.

The combined company would have approximately $22 billion in annual revenue and own or operate 176 hospitals in 30 states with a total of 32,830 licensed beds. The combined company’s facilities would be diversified across urban and non-urban markets.
CHS has an extremely successful acquisition and integration track record, most notably evidenced by our acquisition of Triad Hospitals in 2007, and has demonstrated expertise in achieving large-scale transactional and operational synergies. We expect this acquisition to be accretive to our earnings per share in the first full year, excluding one-time costs.
It remains our strong desire to reach an agreement with Tenet. However, we are committed to completing this transaction and will consider all alternatives necessary to do so. Our proposal is based on our analysis of publicly available information. As we have made clear to your advisors, we would welcome the opportunity to review any additional information you provide and are prepared to recognize any additional value you can demonstrate.
We do not believe there are any financial or regulatory impediments to your shareholders’ timely realization of this substantial premium. The cash portion of the consideration would be financed with available cash on hand together with external debt financing. We have analyzed this combination in detail with our financial advisors at Credit Suisse and are highly confident that we can deliver a fully financed transaction. Prior to the execution of the definitive transaction agreements, we anticipate receiving financing commitments in an amount sufficient to fund the transaction. We have conducted a preliminary antitrust review and do not believe the combination would give rise to any significant antitrust issues. In addition, we do not expect the transaction would require approval by CHS shareholders.
This transaction is a strategic priority for us and has the full attention of our management team and the unanimous support of our Board of Directors. Accordingly, we and our financial and legal advisors at Credit Suisse and Kirkland & Ellis LLP are prepared to devote the resources necessary to complete our due diligence activities and negotiate and execute mutually acceptable definitive documentation in an expedited manner.
I want to reiterate CHS’s commitment to successfully completing this compelling transaction. By refusing to negotiate with us, you are delaying your shareholders’ ability to receive the substantial financial and strategic benefits of this transaction. We stand ready to meet with you and your advisors to move this transaction forward without further delay.
Sincerely,

/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer

About Community Health Systems, Inc.
Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 126 hospitals in 29 states with an aggregate of approximately 19,400 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary Quorum Health Resources, LLC, the Company provides management and consulting services to approximately 150 independent non-affiliated general acute care hospitals located throughout the United States.
Forward-Looking Statements
Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation (“Tenet”), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, and uncertainty of our expected financial performance following completion of any proposed transaction. Forward-looking statements, like all statements in this news release, speak only as of the date of this news release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This news release relates to a business combination transaction with Tenet proposed by the Company, which may become the subject of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This material is not a substitute for any prospectus, proxy statement or any other document which the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT

THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.
The Company and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies from Tenet’s stockholders in respect of the proposed transaction with Tenet. Information regarding the Company’s directors and executive officers is available in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

Media Contacts:	Investor Contacts:

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George Sard/Anna Cordasco/Brooke Gordon	Lizbeth Schuler
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